EXHIBIT 99.1

SWISHER HYGIENE REGAINS COMPLIANCE WITH NASDAQ LISTING RULES

CHARLOTTE, NC – June 12, 2013 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitizing products and services, today announced that the company received a letter from NASDAQ on June 11, 2013 indicating that it has completed all outstanding filing requirements and has regained compliance with NASDAQ listing rules.  Accordingly, NASDAQ has determined to continue the listing of Swisher’s securities on The NASDAQ Global Market and considers the matter closed.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitizing solutions to customers throughout much of North America and internationally through its network of company-owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons.  These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with: (i) consumable products such as detergents, cleaning chemicals, soap, paper and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels, and linens; and (iii) manual cleaning of their facilities.  Swisher serves customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:
Amy Simpson
Phone: (704) 602-7116

Garrett Edson, ICR
Phone: (203) 682-8331

Media Contact:
Alecia Pulman, ICR
Phone: (203) 682-8224